EXHIBIT 10.6

New Haven Savings Bank

Executive Incentive Plan

4/19/02

New Haven Savings Bank

Executive Incentive Plan

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NEW HAVEN SAVINGS BANK EXECUTIVE INCENTIVE PLAN

I.	Purpose

The New Haven Savings Bank Executive Incentive Plan (the “Plan”) is established to provide additional compensation for executive personnel who influence the profitability of New Haven Savings Bank (the “Bank”).

II.	Administration

The Plan is administered by the Compensation Committee (the “Committee”) designated by the Board of Directors of the Bank. The Committee, subject to action of the Board of Directors, has complete discretion and authority with respect to the Plan and its application except to the extent that discretion is expressly limited by the Plan.

III.	Eligibility for Participation

The Plan establishes a participating group of employees (the “EIP Group”) comprised of top executives of the Bank who have the title of “Vice President” or higher. The Committee, in its sole discretion, shall determine each year the identity of employees assigned to the EIP Group. The Committee may add additional persons to, and remove persons from, the EIP Group during each Plan Year. In the event that a person is added to the EIP Group during each Plan Year, the Committee shall determine the extent of such person’s participation for the remaining portion of that Plan Year. A person whose employment by the Bank is terminated for any reason other than death, disability or retirement shall not participate in the Plan for the calendar year of termination, except as determined by the Committee or the Chief Executive Officer. Any employee who is subject to a written performance action as of March 31 of any Plan year is not eligible for Plan participation. Also excluded from participation are commissioned paid employees in the Trust, Insurance and Investment Services Departments as well as the respective department managers and the Executive Vice President Asset Management Division.

IV.	Determination of Incentive Awards

The Plan is based upon the attainment of specific goals during the 12-month period commencing April 1 and ending March 31 (the “Plan Year”) established for each participant. The measure of achievement against these goals determines the size of the incentive award payments. Each year, the Committee may approve the establishment of corporate, team, and individual goals for each participant. The weighting for each type of goal will be finalized when corporate, team and individual goals are developed in the future. The Committee shall publish to the Participants the performance goals and their weighting for the Plan Year on or before May 15 of the Plan Year.

The level of incentive awards varies by level of position within the Bank and by level of performance, i.e., Threshold, Target and Superior. Targeted levels are expressed as a percentage of base compensation which is the base salary in effect on the first day of the Plan Year.

The following incentive award levels have been established for each level within the EIP Group and for each level of designated performance.

Executive Level	Threshold	Target	Superior
CEO	37.5%	75%	112.5%
EVP	25%	50%	75%
SVP	17.5%	35%	52.5%
FVP	15%	30%	45%
VP (Level 1)	12.5%	25%	37.5%
VP (Level 2)	10.0%	20%	30.0%

The Committee may change such percentages for any Plan Year, prior to the commencement of the Plan Year.

If a participant is promoted during the Plan Year, such participant’s target award shall be determined based on the weighted average of the target award levels and salary increase of the participant on a quarterly basis.

The target awards are calculated in the same basic manner regardless of the system used to measure performance. Each performance category will be assigned a specific number of points so that the “Target” threshold equals 100 points. These points are multiplied by a factor depending on whether performance meets the established Threshold, Target, or Superior levels as follows:

Performance Meets	Factor*
Threshold Level	.5
Target Level	1.0
Superior Level	1.5

The sum of the points then determines the level of the incentive award as follows:

Points*
Superior Award	125 or more
Target Award	75-124
Threshold Award	60-74

No Award	Less than 60

*	The performance points within each goal category and the actual EIP awards will be interpolated for the performance levels between Threshold and Superior performance.

Notwithstanding the above, the Committee may recommend to the Board of Directors to approve an increase in the incentive payments based on its assessment of executive effectiveness during the fiscal year, irrespective of the actual performance under the Plan.

V. Payment of the Incentive Awards

The incentive award so calculated will be distributed by May 31 following the end of the Plan Year for all Plan participants employed on that date. Those employees subject to a written performance action as of March 31 of the Plan year will not receive a Plan award. If a participant is not employed on the date of the award on account of death, disability or retirement as defined in the New Haven Savings Bank Qualified Pension Plan, the participant’s incentive award will be determined based on actual base salary paid through the date the participant terminates employment and on the corporate performance through the end of the fiscal year.

In regard to that distribution, participants who are also eligible to participate in the Bank’s Supplemental Executive Retirement Plan (SERP) may elect to defer payment of their incentive award pursuant to the terms of the Deferred Compensation Plan.

VI. Limitation on Incentive Awards

If during a Plan Year, the Bank is subject to any formal enforcement action by banking authorities of the State of Connecticut or the Federal Deposit Insurance Corporation the Committee has discretion to modify the incentive payments of the Plan

The Committee can as part of setting annual performance goals, establish other “circuit breakers” for the payment of incentives under the plan

Regardless of Team and/or Individual Goal results, no distribution from this Plan will be made if the Corporate Goal result does not reach the Threshold level.

VII. Continuity of the Plan

Although it is the present intention of the Bank to continue the Plan in effect for an indefinite period of time, the Committee reserves the right to terminate the Plan in its entirety as of the end of any Plan Year or to modify the Plan as it exists from time to time, provided that no such action shall adversely affect any incentive awards previously awarded under the Plan.

VIII. Notices

Any notice required or permitted to be given by the Bank or the Committee pursuant to the Plan shall be deemed given when personally delivered or deposited in the United States mail, registered or certified, postage prepaid, addressed to the participant, his heirs, executors, administrators, successors, assigns or transferees, at the last address shown for the participant on the records of the Bank or subsequently provided in writing to the Bank.

IX. Change in Control

The following provisions shall apply if, within one year after a Change in Control (as defined below), (i) the Bank shall terminate a participant’s employment with the Bank without Good Cause (as defined below) or (ii) a participant shall voluntarily terminate such employment with Good Reason (as defined below):

1. All incentive awards earned during any Plan Year ending prior to the date of termination of employment shall be paid to the participant in full as soon as may be practicable after the date of termination.

2. Any portion of the incentive award applicable to the portion of a fiscal year of the Bank ending on the date of termination of employment of the participant with the Bank shall be paid to the participant in full as soon as practicable after the date of termination. For this purpose, the participant will receive only the incentive award on the number of points earned in the immediate preceding Plan Year as adjusted for any change in level of position.

For	purposes of this Section:

1. “Good Cause” shall mean (A) a participant’s conviction of any criminal violation involving dishonesty, fraud, or breach of trust; (B) a participant’s willful engagement in any misconduct in the performance of his duty that materially injures the Bank; (C) a participant’s performance of any act which, if known to the customers or clients of the Bank, would materially and adversely impact on the business of the Bank; or (D) a participant’s willful and substantial nonperformance of assigned duties; provided that such nonperformance continues more than 10 days after the Bank has given written notice of such nonperformance and of its intention to terminate a participant’s employment because of such nonperformance.

2. “Good Reason” shall exist if, without a participant’s express written consent, the Bank shall (A) assign to the participant duties of a nonexecutive nature or for which the participant is not reasonably equipped by his skills and experience; (B) reduce the salary of the participant or materially reduce the amount of paid vacations to which he is entitled or his fringe benefits and perquisites; (C) require the participant to relocate his principal business office or his principal place of residence outside of the metropolitan area (the “Area”) or assign to the participant duties that would reasonably require such relocation; (D) require the participant or assign duties to the participant which would reasonably require him to spend more than 30 normal working days away from the Area during any consecutive 12-month period; (E) fail to provide office, facilities, secretarial services and other administrative duties to the participant which are substantially equivalent to the facilities and services provided to the participant on the date of the Change in Control; or (F) terminate incentive and benefit plans or arrangements or reduce or limit the participant’s participation therein relative to the level of participation of other executives of similar rank, to such an extent as to materially reduce the aggregate value of the participant’s incentive compensation and benefits below their aggregate value as of the date of Change in Control.

3. “Change In Control” shall be deemed to occur on the earlier of (A) the effective time of (i) a merger or consolidation of the Bank with one or more other entities as a result of which the Board of Directors of the Bank just prior to such merger or consolidation make up less than 80% of the Board of Directors of the surviving or resulting entity or (ii) a transfer of substantially all of the assets of the Bank other than to an entity in which the Bank maintains at least an 80% ownership interest or (B) the election to the Board of Directors of the Bank without the recommendation or approval of the incumbent Board of Directors of the Bank of the lesser of (i) three directors or (ii) directors constituting a majority of the number of directors of the Bank then in office.

X.	Forfeiture of Incentive Award

Notwithstanding any other provisions of the Plan, payment of any incentive award hereunder to a participant will, at the discretion of the Committee, be discontinued and forfeited, and the Bank will have no further obligation hereunder to such participant if any of the following circumstances exist:

1.	The participant is discharged from employment with the Bank or any subsidiary thereof for Good Cause as defined in Section IX above;

2.	The participant engages in competition with the Bank or any subsidiary thereof or interferes with the business relationships of the Bank or any subsidiary thereof during his employment or following his termination of employment with the Bank or any subsidiary thereof; or

3.	The participant discloses any unauthorized types of confidential information of the Bank or any subsidiary thereof to any third party by any means.

The Committee shall have the sole discretion with respect to the application of the provisions of this Section and such exercise of discretion shall be conclusive and binding upon all participants and all other persons.

XI.	Miscellaneous Provisions

1. No incentive awards payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by the payee; and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Bank shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any target award under the Plan.

2. Nothing contained herein will confer upon any participant the right to be retained in the service of the Bank or any subsidiary thereof nor limit the right of the Bank or any subsidiary thereof to discharge or otherwise deal with any participant without subject regard to the existence of the Plan.

3. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Bank or any subsidiary thereof for payment of any target award hereunder. No participant or any other person shall have any interest in any particular assets of the Bank or any subsidiary thereof by reason of the right to receive a target award under the Plan and any such participant or any other person shall have only the rights of a general unsecured creditor of the Bank or any subsidiary thereof with respect to any rights under the Plan.